Exhibit 99.1

CONTACT: Sherry Lang Vice President Investor and Public Relations (508) 390-2323	FOR IMMEDIATE RELEASE Thursday, September 7, 2006
THE TJX COMPANIES, INC. ANNOUNCES CEO SUCCESSION PLANS;
CAROL MEYROWITZ TO BE NAMED CEO
     Framingham, MA — The TJX Companies, Inc. (NYSE:TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced that its Board of Directors has approved a succession plan for executive management of the Company. The Board intends to elect Carol Meyrowitz, 52, to the position of Chief Executive Officer, effective with the beginning of the Company’s next fiscal year, on January 28, 2007. The Board also elected Ms. Meyrowitz a Director of the Company, effective immediately. Ms. Meyrowitz will retain her current title as President of the Company. Current Chairman and Acting CEO, Bernard (Ben) Cammarata, 66, will continue as Chairman of the Board.
     Carol Meyrowitz, who joined the Company in 1983, was named President of The TJX Companies in October 2005. Ms. Meyrowitz has extensive experience as an off-price executive, having previously served as Senior Executive Vice President of TJX and President of The Marmaxx Group, the Company’s largest division. For several months during 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners L.L.C., a private equity firm based in Boston. Ms. Meyrowitz served as President of Marmaxx from 2001 - January 2005. She also previously held senior management positions with Chadwick’s of Boston and Hit or Miss, former divisions of TJX.
     To support this transition and effective immediately, Donald Campbell, 55, current Chief Administrative and Business Development Officer, is being named Vice Chairman of the Company. As Vice Chairman, Mr. Campbell will have responsibility for all of TJX’s corporate/administrative functions and business development efforts. In addition, Jeffrey Naylor, 47, current Chief Financial Officer, is being promoted to Chief Financial and Administrative Officer. Mr. Naylor will retain the title Senior Executive Vice President. Further, the Company has begun a search for a future Chief Financial Officer as a successor to Mr. Naylor in that capacity, so that Mr. Naylor’s role and responsibilities can increase further over time.
     In his role as Chairman, Mr. Cammarata will remain an active employee of the Company. Further, to help guide the future direction of TJX, Mr. Cammarata will chair a newly formed Committee of Executive Management. This committee will include Ms. Meyrowitz, Mr. Campbell and Mr. Naylor, as well as Arnold Barron and Alex Smith, both Senior Executive Vice Presidents/Group Presidents, and Ernie Herrman, Executive Vice President and President of The Marmaxx Group.
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THE TJX COMPANIES, INC. ANNOUNCES CEO SUCCESSION PLANS;
CAROL MEYROWITZ TO BE NAMED CEO
Thursday, September 7, 2006

     Ben Cammarata commented, “With this CEO succession plan, to be implemented at the beginning of the next fiscal year, the Board and I take great comfort in knowing that Carol Meyrowitz has been chosen to lead TJX into the future. Carol’s knowledge of TJX and her proven, successful track record, along with her leadership abilities and creative talent, make her far and away the right choice for CEO. Carol has been responsible for some of our most successful initiatives, such as the jewelry/accessories and footwear expansions at The Marmaxx Group. She is a visionary leader and great generator of ideas and I am confident her ideas will continue to drive profitable sales, which remains our chief goal.”
     Carol Meyrowitz commented, “Taking the helm of The TJX Companies, a world class retailer, with top-notch people, a proven, successful track record, and great growth potential, will be a tremendous opportunity. Perhaps the aspect of TJX that I value most is the importance we place on acting with integrity in everything we do. The succession plan that the Board has put in place gives me great confidence that we will have a very smooth transition and continued success in the short and long term. Continuing to work with Ben Cammarata will be a privilege and the Committee of Executive Management, with the high-caliber individuals who will comprise it, will offer a great resource. TJX, with its solid business model and exceptional organization, is positioned for great things and I am honored that I will be given the opportunity of leading it forward.”
     Cammarata continued, “In addition, by tapping the vast experience of Don Campbell, we are positioning ourselves for a successful and smooth transition of the Company’s leadership. We are expanding Jeff Naylor’s role by adding Information Technology to his responsibilities. In his almost three years with the Company, Jeff has proven himself to be a major asset and has great potential as we expand his role even further. I look forward to continuing to work with Carol and the Committee of Executive Management in the years ahead.”
     The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 810 T.J. Maxx, 731 Marshalls, 261 HomeGoods, and 157 A.J. Wright stores, as well as 36 Bob’s Stores, in the United States. In Canada, the Company operates 180 Winners and 63 HomeSense stores, and in Europe, 204 T.K. Maxx stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.
     SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including projections of earnings per share and same store sales, are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: future actions by our Board and Ms. Meyrowitz; our ability to continue successful expansion of our store base and increase same store sales; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.
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